SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT entered into as of the 31st day of July, 2009, by and between Patriot Capital Funding, Inc. (the “Company”), a Delaware corporation, and Clifford L. Wells, an individual (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Executive has heretofore been employed by the Company as its Executive Vice-President and Chief Compliance Officer, the Company recognizes the Executive’s experience and relationships in the Company’s industry, and the Company desires to retain the services and employment of the Executive; and

WHEREAS, the Company and the Executive desire to enter into this agreement (the “Agreement”) which provides that the Executive will receive severance pay if the Executive’s employment is terminated under certain circumstances in connection with a change in control of the Company.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

1. Term. The term (the “Term”) of this Agreement shall be from July 31, 2009 through January 31, 2010.

2. Termination of Employment. The Executive’s employment by the Company may be terminated by either the Executive or the Company at any time and, except as expressly set forth in this Section 2, with no requirement of notice or explanation from either Party. Upon the Executive’s termination of employment during the Term, the Executive (or his estate in the event he dies after becoming entitled to, but before receiving, any payment) shall be entitled to the payments described below.

(a) Termination in Connection with Change in Control. If a Change in Control (as defined below) occurs during the Term, and, within 30 days before or within six months after such Change in Control, the Company terminates the Executive’s employment without Cause (as defined below) or the Executive terminates employment with Good Reason (as defined below) then, subject to the Executive’s compliance with Section 2(c) and Section 3 hereof, the Company shall pay to the Executive his monthly base salary in monthly installments for six months following his termination of employment.

The Company shall also pay the Executive any earned but unpaid base salary, any annual bonus awards with respect to a completed measurement period that are fully earned and vested at separation but not yet paid, both at the time otherwise payable, and any amounts to which the Executive is entitled under the generally applicable terms of pension, savings, disability, life insurance, or other programs. Other than the payments and benefits described in this Section 2(a), the Company will make no additional severance or similar payments unless otherwise approved by the Board or an authorized committee of the Board.

(b) Termination of Employment for Any Other Reason. If the Executive’s employment is terminated under any circumstances other than those described in Section 2(a), (including, without limitation, involuntary termination of employment more than 30 days before or more than six months after a Change in Control, voluntary termination of employment without Good Reason, death, or disability), the Company shall pay the Executive any earned but unpaid base salary, any annual bonus payment with respect to a completed measurement period that is fully earned and vested at separation or death but not yet paid, both at the time otherwise payable, and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability, life insurance, or other programs, and any business expenses that would otherwise be reimbursed under the Company’s policies. Other than the payments and benefits described in this Section 2(b), the Company will be under no obligation to make additional severance or similar payments to the Executive or his estate, as the case may be. Notwithstanding the foregoing, if the Company terminates the Executive’s employment with Cause, the Company shall pay the Executive only any earned but unpaid base salary at the time otherwise payable and any amounts to which the Executive is legally entitled under the generally applicable terms of pension, savings, disability or other programs.

(c) Release of Claims. As a condition to receiving severance payments under Section 2(a) hereof, the Executive shall be required to deliver to the Company and not revoke a general release of claims against the Company, its affiliates, and their officers, directors, employees and agents in substantially the form attached hereto as Exhibit A. The Executive shall be afforded seven days after execution and delivery of such release to revoke it, in which event the Executive shall not be entitled to the payments, rights or other entitlements hereunder other than as required by applicable law.

(d) Definitions. The following terms shall have the following meanings for purposes of this Agreement.

“Cause” means (i) the Executive’s willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company that results in the Executive’s termination of employment) after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has failed to perform substantially his duties; (ii) the Executive’s willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the Executive’s ineligibility to serve as an employee, officer, or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended, or (iv) the Executive’s conviction of a felony or crime involving moral turpitude; provided, however, that a failure on the part of the Executive to achieve performance objectives set by the Company shall not in and of itself constitute Cause pursuant to clause (i) hereof. Prior to terminating the Executive’s employment for Cause, the Company must notify the Executive in writing of any event purporting to constitute Cause within 45 days of the knowledge of the Board of Directors (the “Board”) of its existence and, if curable, must provide the Executive with at least 20 days to cure such event. If such event is not cured by the Executive in such time period, or is incurable, then the Executive’s employment shall be terminated for Cause if 2/3 of the independent members of the Board determine in writing to so terminate his employment.

“Change in Control” has the meaning provided in the Patriot Capital Funding, Inc. Amended Stock Option Plan.

“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:

(i) any material change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position, duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); or

(ii) a material and adverse change in the Executive’s titles or offices (including, if applicable, membership on the Board) with the Company hereof;

(iii) a reduction by the Company in the Executive’s rate of annual base salary or an adverse change in the Executive’s annual bonus opportunity as a percentage of his base salary, provided, however, that the Executive’s rate of annual base salary may be reduced without being considered Good Reason if such reduction is implemented by the Company as part of an overall general salary reduction affecting substantially all of its employees and such reduction to the base salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented;

(iv) any requirement of the Company that the Executive be based anywhere more than 35 miles from the office where the Executive is located at the commencement of the Term or, if the Executive subsequently agrees to a change in such location, 35 miles from such new office location; or

(v) the failure of any purchaser of or successor to all or substantially all of the Company’s assets to assume the obligations of the Company contained in this Agreement, either in writing or as a matter of law.

The Executive must notify the Company of any event purporting to constitute Good Reason within 45 days following the Executive’s knowledge of its existence, and the Company shall have 20 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

3. Restrictive Covenants. In consideration of the severance promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the Executive enters into the following covenants.

(a) Confidentiality. During the Term and ending two years after the Executive’s termination of employment with the Company, the Executive shall not, without the prior express written consent of the Company, directly or indirectly, use for any purpose any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party unless (i) such disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or (ii) such disclosure is required by applicable law or (iii) the Executive is requested or required by a judicial or arbitration body or governmental agency (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case the Executive will (A) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order and (B) cooperate with the Company, at its expense, in seeking such an order. “Confidential Information” means all information respecting the business and activities of the Company and any of its affiliates, including, without limitation, respecting the clients, customers, suppliers, employees, consultants, prospects, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, underwriting, lending or investment standards, marketing plans, financial information, methodologies, know-how, processes, trade secrets, policies, practices, projections, forecasts, formats, operational methods, product development techniques, research, strategies or information agreed to with third-parties to be kept confidential by the Company and any of its affiliates. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Executive of this Agreement) or any business knowledge and experience of the type usually acquired by persons engaged in positions similar to the Executive’s position with the Company, to the extent such knowledge and experience is non-Company specific and not proprietary to the Company or any of its affiliates.

(b) Return of Materials. Upon termination of employment, the Executive will leave with the Company all memoranda, notes, records, manuals, or other documents and media (in whatever form maintained, whether documentary, computer storage or otherwise) pertaining to the Company’s business, including all copies thereof; other than such documents and items that are personal to the employee (e.g., pay stubs, personal tax documentation and other compensation or employment related materials).

(c) Non-Disparagement. Following the termination of his employment for any reason, whether during or after the Term, the Executive agrees to refrain from making any statement or comment, whether oral or written, of a defamatory or disparaging nature to third parties regarding the Company, its affiliates, or their directors and officers, and the Company agrees to refrain, and to use its best efforts to cause its directors and officers to refrain, from making any statement or comment, whether oral or written, of a defamatory or disparaging nature to third parties regarding the Executive.

(d) Cooperation. Following the termination of his employment for any reason, whether during or after the Term, upon reasonable request by the Company, the Executive shall cooperate with the Company or any of its affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which the Executive was involved or had knowledge during his employment with the Company, subject to the reasonable demands of the Executive business endeavors and schedule. The Company shall reimburse the Executive for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Executive in providing any cooperation pursuant to this Section 3(d).

4. Code Section 409A. The Agreement shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Agreement shall be interpreted either to be exempt from the provisions of section 409A of the Internal Revenue Code (the “Code”) or, to the extent subject to Code section 409A, comply with Code section 409A and any regulations and other guidance thereunder. If required under Code section 409A, any payments made under Section 2 that are subject to section 409A shall be delayed and paid in a lump sum on the first day of the seventh month following the month in which the Executive separates from service with the Company. Nothing in the Agreement shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code section 409A, including the tax treatment of any amount paid or award made under the Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to the Executive or his estate for any taxes, penalties or interest due on amounts paid or payable under the Agreement, including taxes, penalties or interest imposed under Code section 409A.

5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, provided, however, that neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

6. Arbitration. Except with respect to Section 3 hereof, any and all disputes, claims and controversies between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Executive’s employment or the termination thereof shall be resolved by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Westport, Connecticut. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction. The Parties shall share the costs of the arbitrator equally, but the Parties shall pay their own legal and other expenses.

7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (provided written acknowledgement of receipt is obtained) or three days after being sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Chief Financial Officer

Patriot Capital Funding, Inc.

274 Riverside Avenue

Westport, CT 06880

with a copy to:

Chairman of the Board of Directors

Patriot Capital Funding, Inc.

274 Riverside Avenue

Westport, CT 06880

and

Harry Pangas, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Ave., N.W.

Washington, D.C. 20004

If to the Executive:

Clifford L. Wells

10 Bend of River Lane

Stamford, CT 06902

or to such other address given by each Party to the other in accordance with the foregoing procedures.

8. Miscellaneous. No provision of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver of any provision of this Agreement shall be deemed effective unless in writing and signed by the Party against whom it is being enforced. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

9. Withholding. The Company may withhold from any amounts or payments under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10. Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without giving effect to the conflict of law principles thereof.

11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof.

13. Counterparts. This Agreement may be executed in two or more counterparts.

14. Voluntary Agreement. The Executive acknowledges that he has been advised that he may consult with counsel of his choosing in considering this Agreement, that he has had an adequate opportunity to do so, and that he is entering into this Agreement voluntarily.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

Patriot Capital Funding, Inc.

By: Dennis C. O’Dowd Chairman, Board of Directors Compensation Committee	Date
Clifford L. Wells	Date